EXHIBIT 99.1

Royal Gold Announces New Organizational Structure

DENVER, COLORADO.  JUNE 1, 2018: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) today announces the appointment of Bill Heissenbuttel to the position of Chief Financial Officer and Vice President Strategy, as well as Paul Libner’s increased responsibilities as Controller and Treasurer.

Bill Heissenbuttel came to Royal Gold in 2006 and has been instrumental in our growth by successfully leading our business development efforts as Vice President, Corporate Development.  Prior to Royal Gold, Mr. Heissenbuttel was focused on corporate lending to the mineral industry with roles at N M Rothschild & Sons, ABN AMRO Bank, and Chemical Bank Manufacturers Hanover.  Mr. Heissenbuttel holds a Master of Business Administration degree with a specialization in finance from the University of Chicago and a Bachelor of Arts degree in Political Science and Economics from Northwestern University.  In this new and expanded role, he will be responsible for all financial functions of the company as well as maturing corporate strategies.

Paul Libner joined Royal Gold in 2004 and has over 20 years of experience in various accounting, financial reporting, compliance and auditing functions.  Mr. Libner began his career with Ernst & Young where he provided audit and business advisory services primarily for the financial services and healthcare industries, and later held various accounting and finance roles within the financial services industry.  He holds Bachelors of Science and Masters  degrees in Accountancy from the University of Denver.  Mr. Libner has taken on increasing responsibilities at Royal Gold and we are further expanding his Controller and Human Resources Administration duties by adding Treasurer functions as well.

Stefan Wenger has been with Royal Gold since 2003 and will be leaving the Company in the near future after a transition period to pursue other interests.  “On behalf of the Company, I thank Stefan for his many contributions and his committed service to Royal Gold,”  commented Tony Jensen, President and CEO.

“These organizational changes position Royal Gold for the future, and I congratulate Bill and Paul in their new roles,” added Mr. Jensen.  “We will also add talent to the Company in the coming months to lead our international business development functions.  In the meantime, our strong business development team will report directly to me.”

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production based interests.  The Company owns interests on 192 properties on six continents, including interests on 39 producing mines and 22 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517